EQUITY SECURED PROMISSORY NOTE

$825,000.00          March 31, 2021

FOR VALUE RECEIVED, the undersigned, Baja Investment Partners, LLC, a California limited liability company (the “Borrower”), promises to pay to the order of Juva Life, Inc., a California corporation (the “Holder”), at 812 Hamilton Street, Redwood City, CA 94063 (or at such other place as the Holder may from time to time designate to the Borrower), in lawful money of the United States, the principal sum of Eight Hundred Twenty-Five Thousand Dollars ($825,000.00) (the “Principal”).
Principal shall be due and payable in three (3) equal payments (in the amount of $275,000.00 each), each payment being due and payable as follows:
1.	Payment of $275,000.00 due on or before ninety (90) days after the Effective Date of the Agreement for Purchase Of LLC Interest executed concurrently herewith.
2.	Payment of $275,000.00 due on or before one hundred and eighty (180) days after the Effective Date of the Agreement for Purchase Of LLC Interest executed concurrently herewith.
3.	Payment of $275,000.00 due on or before two hundred and seventy (270) days after the Effective Date of the Agreement for Purchase Of LLC Interest executed concurrently herewith.
The entire amount of principal shall be due and payable on or before two hundred and seventy (270) days after the Effective Date of the Agreement for Purchase Of LLC Interest executed concurrently herewith.
This Promissory Note is given to the Holder in connection with the Borrower’s purchase of Holder’s membership interest in VG Enterprises, LLC, a California limited liability company (the “Company”) pursuant to the Agreement for Purchase of LLC Interest dated as of March 31, 2021 (the “Purchase Agreement”).
The payment of this Promissory Note is secured by a pledge of all of the membership interest of the Company owned by Borrower. The terms and conditions of the pledge of the membership interest are set forth in a Pledge and Security Agreement between the Borrower and the Holder (the “Security Agreement”) that is dated as of the same date as this Promissory Note. Notwithstanding the existence of security for the payment of this Promissory Note, the Borrower shall at all times remain liable to the Holder for the full and punctual payment of all principal and other amounts that are owed under this Promissory Note.
Payment and performance of this Note is absolutely and unconditionally guaranteed by Samuel Chavez and Elian Zepeda, and each of them, on the terms of the Personal Guaranty executed concurrently herewith.
Each payment made under this Promissory Note shall be applied to the Principal balance of this Promissory Note. Any principal or other amount payable under this Promissory Note that is not paid when due shall bear interest from and after the date when due until paid in full at the rate of ten percent (10%) per annum (the “Default Rate”). Nothing in the preceding sentence shall be interpreted as a waiver or limitation of the Holder’s right to compel payment of all amounts hereunder when due and payable.
EQUITY SECURED PROMISSORY NOTE

If the Borrower is not in default under this Promissory Note, the Borrower shall have the privilege of prepaying, without penalty or premium, the outstanding principal balance hereof in whole or in part at any time or from time to time.
The Borrower’s failure to (i) pay when due any principal or other amount owed under this Promissory Note, or (ii) perform any agreement contained in the Purchase Agreement or the Security Agreement, or the failure of any representation or warranty of the Borrower that is contained in the Purchase Agreement or the Security Agreement to be true, if the failure under either (i) or (ii) is not remedied in full within ten (10) days after receipt of written notice from the Holder, shall constitute an “Event of Default.”
Upon the occurrence of an Event of Default, the Holder shall have the right, at its sole option, at any time thereafter, (i) to declare the entire balance of principal on this Promissory Note to be immediately due and payable, (ii) to exercise all of its rights as a secured party under the Security Agreement with respect to the membership interests pledged by the Borrower, and (iii) to exercise any and all of its other rights and remedies that are provided under the Security Agreement and applicable law. All rights and remedies of the Holder are cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of the Holder, and whenever and as often as the Holder deems necessary or appropriate.
If, after not less than thirty (30) days after an Event of Default which has not been cured, an attorney is engaged by the Holder to undertake collection, or enforce or construe any provision of this Promissory Note, the Security Agreement, or the Purchase Agreement, with or without the filing of any arbitration proceeding or legal action by the Holder, then the Borrower shall pay on demand all reasonable attorneys’ fees and other costs and expenses incurred by the Holder in connection therewith. If an action (arbitration or court proceeding) is brought to enforce the terms of this Promissory Note, then the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred in connection therewith.
The Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of default and any and all lack of diligence or delay by the Holder in the collection or enforcement of this Promissory Note. The Holder shall not be deemed to have waived any right or remedy that it has under this Promissory Note, the Security Agreement or applicable law unless it has expressly waived the same in writing or unless this Promissory Note or the Security Agreement expressly provides a period of time in which the right or remedy must be exercised. The waiver by the Holder of a right or remedy shall not be construed as a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.
If any provision of this Promissory Note is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from this Promissory Note, and the validity, legality and enforceability of the remaining provisions of this Promissory Note shall remain in full force and effect. If the Holder ever receives any interest payment on this Promissory Note in excess of the maximum interest permitted by applicable law, such excess amount shall, at the Holder’s option, be applied to the reduction of the unpaid principal balance of this Promissory Note or returned to the Borrower.
EQUITY SECURED PROMISSORY NOTE

Time is of the essence with respect to every provision hereof. This Promissory Note shall be governed by the internal laws of the State of California without giving effect to conflict-of-law principles.
IN WITNESS WHEREOF, the Borrower has executed and delivered this Promissory Note as of the date first written above.

BORROWER:
Baja Investment Partners, LLC

/s/Samuel Chavez
_____________________________
Samuel Chavez, Member/Manager
Baja Investment Partners, LLC

/s/Elian Zepeda
_____________________________
Elian Zepeda, Member/Manager
Baja Investment Partners, LLC

EQUITY SECURED PROMISSORY NOTE